As filed with the Securities and Exchange Commission on April 7, 2008

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Syniverse Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

To the Shareholders of Syniverse Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Syniverse Holdings, Inc. to be held on May 8, 2008 at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a shareholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Syniverse stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

Thank you for your continued interest in Syniverse Holdings, Inc.

/s/ Tony G. Holcombe

Tony G. Holcombe

President and Chief Executive Officer

Enclosures

April 7, 2008

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Syniverse Holdings, Inc. will be held at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, on Thursday, May 8, 2008, commencing at 9:00 a.m., local time, for the following purposes:

1.	To elect nine directors of Syniverse Holdings, Inc. for a one-year term expiring in 2009;

2.	To consider and vote on the approval and ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm (independent auditors) for Syniverse Holdings, Inc. for 2008; and

3.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with our Bylaws, the close of business on March 24, 2008 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books will not close.

By Order of the Board of Directors

/s/ Robert F. Garcia, Jr.

Robert F. Garcia, Jr.

Corporate Secretary

Tampa, Florida

April 7, 2008

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is being solicited by and on behalf of Syniverse Holdings, Inc., and will be voted at the Annual Meeting of Shareholders on May 8, 2008. This statement and the accompanying proxy are first being sent or given to shareholders on or about April 7, 2008. Unless the context otherwise requires, all references to “we”, “us” or the “Company” refer to Syniverse Holdings, Inc. and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary, at 8125 Highwoods Palm Way, Tampa, Florida 33647, by executing a later-dated proxy, or by attending the Syniverse Holdings, Inc. Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of shares of our outstanding common stock representing a majority of the total combined voting power of all of our outstanding shares of common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the New York Stock Exchange with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote by holders of shares of our outstanding common stock representing a majority of the total combined voting power of the shares present or represented by proxy at the Annual Meeting and, therefore, abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of Ernst & Young LLP as our independent registered public accounting firm. Broker non-votes will not be counted in tabulating the votes cast.

As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 24, 2008, are entitled to receive notice of and to vote at the Annual Meeting. As of the March 24, 2008 record date, we had 68,309,253 outstanding shares (net of treasury shares) of our common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting Procedures

Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, our shareholders will have the option to submit their proxies or voting instructions electronically through the Internet. Please note that there are separate arrangements for using the Internet depending on whether your shares are registered in our stock records in your name or in the name of the brokerage firm or bank. Shareholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

You can find the results of the voting on the proposals in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2008.

Cost of Proxy Solicitation

We are soliciting your proxy on behalf of our Board of Directors, and we will bear all of the related costs. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our employees also may communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

Householding

The Securities and Exchange Commission (“SEC”) rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family. Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 10 persons, 9 of which are being nominated for re-election to the Board of Directors. Following the Annual Meeting, our Board of Directors will be composed of 9 persons. Each director serves a one year term. The current directors who will stand as nominees for election as directors, are as follows:

Name	Age	Position	Year First Became a Director
Robert J. Marino	60	Chairman of the Board, Director	2004
Tony G. Holcombe	52	President and Chief Executive Officer, Director	2003
David A. Donnini	42	Director	2002
Jason Few	41	Director	2007
Collin E. Roche	37	Director	2002
James B. Lipham	59	Director	2005
Jack Pearlstein	44	Director	2005
Timothy A. Samples	50	Director	2007
Robert J. Gerrard, Jr.	55	Director	2008

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF DAVID A. DONNINI, JASON FEW, TONY G. HOLCOMBE, JAMES B. LIPHAM, ROBERT J. MARINO, JACK PEARLSTEIN, COLLIN E. ROCHE, TIMOTHY A. SAMPLES AND ROBERT J. GERRARD, JR. AS DIRECTORS.

Robert J. Marino was named Chairman of the Board on December 31, 2006 and has served as a Director since February 2004. From August 1998 to February 2003, Mr. Marino served as Group President of Convergys Information Management Group. Convergys Corporation was formed by spinning off Cincinnati Bell Information Systems Inc. (CBIS) and MATRIXX Marketing Inc. from Cincinnati Bell Inc. Prior to this, Mr. Marino served as president and chief executive officer of CBIS from October 1996 to August 1998 and chief operating officer of CBIS from November 1995 to October 1996. Prior to joining CBIS, Mr. Marino served as president of the northeast region at Nextel Communications from November 1993 to October 1995. Mr. Marino also held senior management positions at Houston Cellular Telephone Company, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation. Mr. Marino holds a Bachelor of Science degree in economics from the State University of New York College at Brockport.

Tony G. Holcombe has served as a Director since March 2003. Effective January 9, 2006, Mr. Holcombe became our President and Chief Executive Officer. From December 2003 to November 2005, Mr. Holcombe served in various executive positions at Web MD, including as President of its Emdeon Business Services (formerly known as WebMD Business Services) segment from December 2003 to October 2004, and as President of Web MD from October 2004 to November 2005. From September 2002 to December 2003 Mr. Holcombe was chief executive officer of Valutec Card Solutions. From May 1997 to September 2002, Mr. Holcombe served in various executive positions at Ceridian Corporation and its subsidiaries. From November 1999 to September 2002, Mr. Holcombe served as Executive Vice President of Ceridian Corporation. In addition, Mr. Holcombe held the following positions at subsidiaries of Ceridian Corporation including President of Ceridian Employer Employee Services from November 1999 to September 2002 and President of Comdata from May 1997 to November 1999. Prior to this, Mr. Holcombe was President and Chief Executive Officer of National Processing, Inc., which provides transaction-processing services and customized processing solutions, from October 1994 to March 1997. Mr. Holcombe serves on the board of directors of CTIA and the Wireless Foundation. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

David A. Donnini has served as a Director since February 2002. Mr. Donnini is currently a Principal of GTCR Golder Rauner, L.L.C. (“GTCR”), which he joined in 1991. Prior to joining GTCR, Mr. Donnini worked as a management consultant at Bain & Company. He received a BA in Economics from Yale University. He also holds an MBA from Stanford University. Mr. Donnini serves on the board of directors of Triad Financial, Prestige Brands, and several private GTCR portfolio companies.

Collin E. Roche has served as a Director since February 2002. Mr. Roche is currently a Principal of GTCR Golder Rauner, L.L.C., which he joined in 1996. Prior to joining GTCR, Mr. Roche worked as an investment banking analyst at Goldman, Sachs & Co. and as an associate at Everen Securities. He received a BA in Political Economy from Williams College. He also holds an MBA from Harvard Business School. Mr. Roche serves on the board of directors of Verifone, Private Bancorp and several private GTCR portfolio companies.

Jason Few joined the board of directors in July 2007. Mr. Few is Corporate Vice President and GM Companion Products for Motorola. He joined Motorola in 2003 and previously held the positions of Corporate Vice President Global Retail and Distribution, Corporate Vice President Global Quality and Customer Advocacy Mobile Devices as well as Vice President and Chief Marketing Officer of North America for the mobile devices business. Prior to that, he served in several vice president positions at SBC, and in senior marketing and sales positions at AT&T. Mr. Few earned a master’s degree in business administration from Northwestern University’s J.L. Kellogg Graduate School of Management and a bachelor’s degree in business administration in computer systems from the Ohio University School of Business.

James B. Lipham has served as a Director since February 2005. Mr. Lipham is senior executive vice president and chief financial officer of Total System Services, Inc. (TSYS) which is publicly held and traded on the NYSE. Mr. Lipham joined Synovus Financial Corp., formerly Columbus Bank and Trust Company Bancshares, Inc., in 1984 as vice president and assistant treasurer of the Financial Division. In December 1987, he transferred to TSYS as treasurer where he later became executive vice president and CFO. Prior to joining Synovus Financial Corp., Mr. Lipham was senior vice president and CFO of First Federal Savings and Loan in Columbus, Ga. Prior to First Federal, he was employed with Ernst & Whinney as a senior accountant. Mr. Lipham holds a BS in Business Administration from West Georgia College. Mr. Lipham serves on the board of directors of TSYS Acquiring Solutions and China Unionpay Data Co. LTD. He is also a member of the board of directors of the Columbus Area Habitat for Humanity, Inc., Green Island Country Club and Columbus Hospice.

Jack Pearlstein has served as a Director since February 2005. Mr. Pearlstein is Chief Financial Officer of Solera Holdings, Inc., a leading provider of software and services to the automobile insurance claims processing industry. Mr. Pearlstein previously served as Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc. from September 2001 through October 2004, when DigitalNet Holdings, Inc. was acquired by BAE Systems, North America. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.’s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From July 1998 until September 2000, Mr. Pearlstein served as AppNet’s Senior Vice President and from May 1999 until September 2000, Mr. Pearlstein served as AppNet’s Chief Financial Officer and Treasurer. From November 1996 until July 1998, Mr. Pearlstein was a Managing Director and Principal of Foxhall Capital, LLC. Mr. Pearlstein has a BS degree in Accounting from New York University and an MBA in Finance from George Washington University.

Timothy A. Samples has served as a Director of Syniverse since March 2007. Mr. Samples has over 20 years experience in the communications industry. Since January of 2003, he has been the Principal in Sapience LLC, in Scottsdale, Arizona, where he does consulting work and serves as a non-executive director for three telecommunications and technology companies. From February 2001 to June 2002, he served as CEO, President, and Chairman of the Board of Management for Completel N.V., a Dutch registered competitive local exchange carrier, in London, England and Paris, France. From February 2000 to February 2001, Mr. Samples served as CEO and President of Firstmark Communications, a Pan-European broadband company with operations in seven Western European countries. From September 1997 to February 2000, he was CEO of One2One, a GSM service operator created through a joint venture between MediaOne group and cable and wireless providers. From July 1995 to May 1996, Mr. Samples served as Vice President and General Manager for US West Cellular/Airtouch in Phoenix, Arizona. Prior to 1995, Mr. Samples held various management, sales, and marketing positions with US West/MediaOne Group. Mr. Samples earned a bachelor’s degree in Psychology from the University of Toledo and an advanced Management degree from the Wharton School of the University of Pennsylvania.

Robert J. Gerrard, Jr. joined the board of directors in April 2008. Mr. Gerrard currently serves as executive vice president and general counsel of Scripps Networks LLC, which he joined in 1997. He established the Scripps Networks legal department and oversaw the company’s human resources department until January 2007. From 1994-1997, he was vice president and general counsel of Sega Channel, a joint venture formed by cable television companies Time Warner Cable, Tele-Communications Inc. and videogame creator Sega. He was senior counsel for Home Box Office from 1982-1994 and a litigation associate with the Wall Street law firm Hughes Hubbard & Reed from 1977-1982. Mr. Gerrard earned his law degree from Harvard Law School and his bachelor’s degree from Harvard College.

Except as described herein, there are no arrangements or understandings between any member of the management committee or executive officer and any other person pursuant to which that person was elected or appointed to his position. There are no family relationships between our executive officers or directors.

Our Board of Directors has the power to appoint officers. Each officer will hold office for the term determined by our Board of Directors and until such person’s successor is chosen and qualified or until such person’s death, resignation or removal.

Board Meetings and Committees

Prior to November 7, 2007, we were a “controlled company” under the rules of the New York Stock Exchange (“NYSE”), and qualified for, and relied on, the “controlled company” exception to the Board of Directors and committee composition requirements under the rules of the NYSE. Pursuant to this exception, we were exempt from the rule that requires that our Board of Directors be comprised of a majority of “independent directors”; our Compensation Committee be comprised solely of “independent directors”; and our Nominating and Corporate Governance Committee be comprised solely of “independent directors” as defined under the rules of the NYSE. On November 7, 2007 we ceased to be a “controlled company” for purposes of the NYSE corporate governance rules due to the sales of shares by our largest shareholder. Accordingly, in accordance with the NYSE rules, we have and will continue to phase in compliance with the NYSE independence requirements, including the requirements that (i) after November 7, 2007, we have at least one independent member on each of the nominating and corporate governance committee and the compensation committee, (ii) within 90 days thereafter, each of the nominating and corporate governance committee and the compensation committee must consist of a majority of independent directors, and within twelve months thereafter, the members of these committees must all be independent and a majority of our Board of Directors must be independent within the meaning of the NYSE listing requirements.

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors has adopted charters for the Audit, Compensation, and Nominating and Corporate Governance Committees. Copies of the Corporate Governance Guidelines and each of these committee charters are available on the Company’s website, www.syniverse.com. Our website and the information contained or incorporated therein are not intended to be incorporated into this report. Shareholders can obtain copies of these documents upon written request to Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way Tampa, FL 33647.

Attendance at Board Meetings. There were 6 regularly scheduled meetings of the Board and 4 regularly scheduled meetings of each Committee held during fiscal 2007. Our Corporate Governance Guidelines set forth the expectations that directors attend all meetings of the Board and any committees they serve as well as the Annual Meeting of the Shareholders. No Director, other than Messrs. Donnini and Lipham, attended fewer than 75% of the aggregate of the total number of meetings of the Board and the Committees of which he was a member held during fiscal 2007. Two of the then-incumbent directors attended the 2007 annual meeting of our shareholders.

Executive Sessions of Non-Management Directors. The non-management directors meet regularly without management present in conjunction with the Board meetings. After the executive session, a designated director will update our chief executive officer on the key items discussed. Non-management directors who are not independent under the NYSE rules will participate in these executive sessions.

Audit Committee. Messrs. James B. Lipham (Chairman), Timothy A. Samples and Jason Few are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The Board of Directors has determined that all of the members of the Audit Committee are “independent,” as that term is used under applicable rules of the NYSE. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent accountants. The Board has determined that Mr. James B. Lipham is an “audit committee financial expert” as defined by Item 407 of Regulation S-K promulgated by the SEC. The Board of Directors has determined that all current members of the Audit Committee, as well as the proposed members of the Audit Committee, are “independent” and “financially literate” as those terms are used under the applicable rules of the NYSE. During the fiscal year ended December 31, 2007, the Audit Committee held 13 meetings.

Compensation Committee. Messrs. Robert J. Marino (Chairman), Jack Pearlstein and Collin E. Roche are members of the Compensation Committee. The Board has adopted a written charter for the Compensation Committee. The Board of Directors has determined that all of the members of the Compensation Committee, except Mr. Roche, are “independent,” as that term is used under applicable rules of the NYSE. The Board has adopted a written charter for the Compensation Committee. The primary functions of the Compensation Committee are to review and make decisions regarding compensation of the Company’s executive officers and make recommendations regarding compensation of non-employee members of the Company’s Board and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. During the fiscal year ended December 31, 2007, the Compensation Committee held 6 meetings. On April 1, 2008, Mr. Robert J. Gerrard, Jr. was appointed to the Compensation Committee.

Nominating and Corporate Governance Committee. Messrs. Timothy A. Samples (Chairman), David A. Donnini and Jason Few are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each Annual Meeting of Shareholders or for any vacancies on the Board and to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to the Company. The Board of Directors has determined that all current members of the Nominating and Corporate Governance Committee, except Mr. Donnini, are “independent,” as that term is used under applicable rules of the NYSE. During the fiscal year ended December 31, 2007, the Nominating and Corporate Governance Committee held 4 meetings.

Corporate Governance

The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct, the Company’s Insider Trading Policy and the Code of Ethics for Senior Financial Employees are available on the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Highlights”. The information on the Company’s website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company at 8125 Highwoods Palm Way, Tampa, FL 33647.

Director Independence

The listing standards of the NYSE provide that a majority of the Board must meet the requirements for being an independent director, including the requirement that the Board affirmatively determine that the Director has no material relationship with the Company. Prior to November 7, 2007 the Company was exempt from this requirement pursuant to the “controlled company” exceptions to the NYSE rules. To guide the determination of whether a Director is independent, the NYSE has adopted the following categorical standards:

A Director will not be independent if, within the preceding three years: (i) the Director was employed by the Company or any of its direct or indirect subsidiaries or affiliates; (ii) an immediate family member of the Director was employed by the Company as an executive officer; (iii) the Director, or an immediate family member of the Director, received more than $120,000 per year in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation not contingent on continued service; (iv) the Director was employed by or affiliated with the Company’s present or former internal auditors or independent auditors; (v) an immediate family member of the Director was affiliated with or employed in a professional capacity by the Company’s present or former internal auditors or independent auditors; (vi) the Director was employed, or an immediate family member of the Director was employed, as an executive officer of another company where any of the Company’s present executive officers served on such other company’s Compensation Committee; or (vii) the Director of the Company was an executive officer or an employee, or an immediate family member of the Director was an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1,000,000, or (b) two percent (2%) of such other company’s consolidated gross revenues.

After applying the standards set forth above, the Board determined that Messrs. Marino, Few, Lipham, Pearlstein, Samples and Gerrard have no material relationship with the Company and that each is independent under the categorical standards and the applicable requirements of the NYSE.

Additionally, a Director who is a member of the Company’s Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from the Company or any subsidiary (except for retirement benefits to the extent permitted by applicable SEC rules); or (ii) is an affiliated person (as defined by the SEC) of the Company or any subsidiary. Each of the members of the audit committee is independent under these additional standards.

Shareholder Recommendations

Shareholders wishing to recommend candidates to serve on the Company’s Board may do so by sending a timely notice to the attention of the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647. The notice must contain the following: the candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the Board, if elected, a statement by the shareholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board and a minimum of two references who have either worked with the candidate, served on a Board of Directors or Board of Trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member. For more information on consideration of nominees for our Board, see Shareholder Proposals for 2009 on page 41.

Candidates for Director who are properly recommended by the Company’s shareholders will be evaluated in the same manner as any other candidate for Director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the shareholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards and Evaluation Process

The Nominating and Corporate Governance Committee seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Board in the selection of directors include:

(i)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

(ii)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

(iii)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board that works together effectively and constructively; and

(iv)	the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he or she serves.

These are only threshold criteria, however, and the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board at the time, and other relevant circumstances.

The Board of Directors selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time and using the criteria set forth above. The Nominating and Corporate Governance Committee identifies potential nominees through its network of contacts (including from our shareholders) or, from time to time, the Committee has engaged the services of a professional search firm to assist the Committee in identifying and evaluating potential director candidates.

In cases when a professional search firm is engaged, it will assist the Nominating and Corporate Governance Committee in identifying potential candidates that fit the Board’s search criteria (using databases and other resources); obtaining candidate resumes and other biographic information; conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board; scheduling interviews with the Chairman of the Nominating and Corporate Governance Committee and other members of the Board and management; performing reference checks; and assisting in finalizing arrangements with candidates who receive an offer to join the Board.

Mr. Gerrard was recommended as a nominee to serve on the Board through a professional search firm retained by the Nominating and Corporate Governance Committee. The recommendation was based on his credentials and extensive experience in legal and human resources at the executive level. Mr. Gerrard was interviewed by the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and each of its members, and the Company’s Chief Executive Officer, all of which recommended that his candidacy be considered by the full Board.

Mr. Few was recommended as a nominee to serve on the Board through a professional search firm retained by the Nominating and Corporate Governance Committee. The recommendation was based on his credentials and extensive technology experience in the telecommunications industry. Mr. Few was interviewed by the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and each of its members, and the Company’s Chief Executive Officer, all of which recommended that his candidacy be considered by the full Board.

Mr. Samples was recommended as a nominee to serve on the Board on the recommendation of GTCR Golder Rauner, L.L.C., a substantial shareholder of the Company. The recommendation was based on his credentials and extensive international experience and board experience for similarly situated companies. Mr. Samples was interviewed by the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and each of its members, and the Company’s Chief Executive Officer, all of which recommended that his candidacy be considered by the full Board.

Communication with the Board

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647 or at the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Contact the Board.” All such shareholder communications will be reviewed by the Chairman of the Nominating and Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007 the members of the Company’s Compensation Committee were Messrs. Marino, Pearlstein and Roche. No member of the Compensation Committee was one of our officers or employees, or an officer or employee of any of our subsidiaries at any time during fiscal 2007. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. The compensation arrangements for our chief executive officer and each of our other executive officers are established pursuant to the terms of the respective employment agreements between the Company and each executive officer.

INDEPENDENT AUDITOR FEE INFORMATION

Independent registered public accounting firm

Representatives of Ernst & Young LLP are expected to be present at the shareholders’ meeting with the opportunity to make a statement if they so desire and to respond to appropriate questions.

Services and Fees and Expenses of Ernst & Young LLP During 2007 and 2006

The following table presents fees for professional audit and other services rendered by our independent registered auditors, Ernst & Young LLP, for the years ended December 31, 2007 and 2006.

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit fees(1)	$1,431,502	$1,319,009
Audit-related fees(2)	375,172	15,248
Tax fees(3)	5,229	29,840
All other	—	—

Total fees	$1,811,903	$1,364,097

(1)	Audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings for those fiscal years.
(2)	Audit-related fees include fees for due diligence in connection with proposed acquisitions and internal control reviews.
(3)	Tax fees include fees for tax compliance and advice.

Our Audit Committee pre-approved all of the services provided by Ernst & Young LLP for 2007 and 2006.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Alternatively, the Audit Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Audit Committee. The decision of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at the next scheduled meeting. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval. During fiscal year 2007, all services were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2 – APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has recommended Ernst & Young LLP for reappointment as our independent registered public accounting firm. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2007. Ernst & Young is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SYNIVERSE HOLDINGS, INC. FOR THE YEAR 2008.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of March 31, 2008, with the exception of Mr. Lawless and Mr. Wilcock:

Name	Age	Position
Tony G. Holcombe(1)	52	President, Chief Executive Officer, Director
David W. Hitchcock	47	Executive Vice President and Chief Financial Officer
Jeffrey S. Gordon	47	Chief Technology Officer
Leigh M. Hennen	57	Chief Human Resources Officer
Robert F. Garcia, Jr.	46	General Counsel, Secretary
Eugene Bergen Henegouwen	48	Executive Vice President, Managing Director, Europe, Middle East and Africa
Raymond Cheung	51	Executive Vice President, Chief Executive Officer, Asia Pacific
Alfredo T. de Cárdenas	44	Executive Vice President, North America
Raymond L. Lawless	52	Former Chief Financial Officer, Director
Paul A. Wilcock	60	Former Chief Technology Officer

(1)	Biography provided previously under “Proposal I Election of Directors.”

David W. Hitchcock became our Executive Vice President and Chief Financial Officer in June 2007. Prior to joining Syniverse, Mr. Hitchcock was Chief Financial Officer of North America for Alcatel-Lucent. Mr. Hitchcock has almost 20 years of experience in corporate finance, mainly with AT&T and Lucent Technologies. Commencing in 2003, he has held a wide range of key financial leadership roles, including Corporate Controller for Lucent Technologies as well as business operations and financial vice president for Lucent Worldwide Services. Mr. Hitchcock earned both his bachelor’s degree in accounting and master’s degree in business administration from Wake Forest University. He is a certified public accountant.

Jeffrey S. Gordon joined us as our Chief Technology Officer in January 2008. Prior to joining Syniverse, commencing in 1997, he held a number of leadership positions at Convergys Corporation, most recently as senior vice president of industry solutions. Prior to Convergys, he served in a wide range of key technology positions at Bell Atlantic, IBM and General Electric. Mr. Gordon, who is the author of seven U.S. patents relating to systems architecture and wireless communications, earned his bachelor’s degree in electrical engineering honors from Purdue University and is a graduate of the IBM Systems Research Institute.

Leigh M. Hennen became our Chief Human Resources Officer in August 2006. Before joining Syniverse, Ms. Hennen was vice president of human resources for Emdeon Business Services from January 2004 to March 2006, prior to that, senior vice president of human resources for Ceridian Human Resource Solutions from May 2000 to January 2004. From January 1998 to May 2000 Ms. Hennen was a partner in an organization development consulting company called Dannemiller Tyson and Associates. From May 1984 to December 1997 Ms. Hennen held senior HR leadership positions at Computing Devices International both domestically and internationally.

Robert F. Garcia, Jr. became our General Counsel in February 2002 and our Corporate Secretary in May 2007. Prior to being appointed General Counsel, he served as Associate General Counsel since September 2000. Mr. Garcia joined us in 1995 as in-house legal counsel. Prior to that, he was in private practice in Washington, D.C. Mr. Garcia received his law degree from the National Law Center, George Washington University and has a BA in Political Science from the University of South Florida.

Eugene Bergen Henegouwen became our Executive Vice President, Managing Director, Europe, Middle East and Africa, in February 2007. Prior to that, he served as Managing Director- European Operations since May 2003. Mr. Bergen Henegouwen, a Dutch native, has held a variety of high tech executive level positions in the United States and The Netherlands. Prior to joining us, he was CEO and Chairman of Invention Machine Corporation from January 2001 to November 2002. From January 1999 to December 2000, he was CEO and President of AVIO Digital Inc. and from April 1995 to December 1998, he was CEO of Philips Creative Display Solutions in The Netherlands. Mr. Bergen Henegouwen has also held senior level management positions with Philips Consumer Electronics, Business Electronics and Philips Telecommunications and Data Systems. He holds a MS degree and a BS degree in Electrical Engineering from Delft University of Technology in The Netherlands.

Raymond Cheung became our Executive Vice President and CEO, Asia Pacific in February 2007. Prior to joining Syniverse, Mr. Cheung served as Chief Executive officer of Interactive Technology Holdings Limited (ITHL) since 2002, during which time he has been responsible for both corporate strategies and operations. Mr. Cheung has more than 20 years experience in technology planning, system design, product development and field operations in the telecommunications sectors. Prior to forming ITHL, he served as Senior Manager of Hong Kong Telecom (now known as PCCW-HKT) where he gained extensive experience in various business divisions, including service development of private networks, data communications and product strategies. Mr. Cheung graduated from the Chinese University of Hong Kong in 1980 with a major in electronics.

Alfredo T. de Cardenas became our Executive Vice President of North America on March 31, 2008. Prior to joining Syniverse, commencing in 1992, Mr. de Cardenas held a number of key leadership roles for Nortel Networks, including general manager of converged multimedia networks, and various vice president positions in carrier support and operations, sales, marketing, customer care, and network operations. Mr. de Cardenas earned his master’s of business administration degree from Nova Southeastern University and his bachelor’s degree in industrial and systems engineering from Florida International University.

Raymond L. Lawless was our Chief Financial Officer from February 2002 to May 2007 and a Director from March 2003 to May 2007. Effective May 9, 2007, Mr. Lawless no longer served on the Board of Directors. Effective May 31, 2007, Mr. Lawless resigned from his position as Chief Financial Officer. From October 2001 to February 2002, Mr. Lawless provided financial consulting services to telecommunications companies. Mr. Lawless worked for Intermedia Communications Inc. from April 1997 to September 2001 serving as Vice President Finance and Treasurer. During his tenure at Intermedia, Mr. Lawless was responsible for capital formation, treasury operations, risk management, corporate development, forecasting, strategic planning, budgeting, management reporting and investor relations support. Prior to that, Mr. Lawless spent 18 years at Bell Atlantic Corporation in various finance positions. Mr. Lawless holds a BS in Business Administration from West Chester University and an MBA from the University of Arkansas.

Paul A. Wilcock served as our Chief Technology Officer from March 2004 to January 2008. Effective March 31, 2008, Mr. Wilcock resigned from his position as Chief Technology Officer of the Company. From September 2002 to March 2004, Mr. Wilcock served as Vice President—Technology. Prior to that, he served as Vice President—Business Development and Strategy from August 2001 to September 2002. Having joined us in 1992, Mr. Wilcock previously served as Assistant Vice President—Business Development and Strategy, Assistant Vice President—Marketing, Director—Product Development and Support Services and Director—Enterprise Technology. Mr. Wilcock began his GTE career in 1975 and has held numerous positions of increasing responsibility in engineering, operations, marketing and strategy development. Mr. Wilcock graduated in Telecommunications from Leeds College of Engineering and Science (England) and holds an MBA from Wake Forest University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s compensation program for its executive officers is designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of the Company, to reward them for their achievement and to attract and retain executive officers that contribute to the long-term success of the Company. The Company believes that these compensation programs link performance to both annual and long-term goals and objectives.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to maximize long-term value for our shareholders. Our policy provides us the flexibility to allocate between short-term and long-term compensation and between cash and equity-based compensation. We provide cash compensation in the form of a base salary to meet competitive salary norms. In addition, we provide annual cash bonuses which reward executive performance against short-term goals. We also believe that our compensation philosophy should not be based solely on short-term results, whether favorable or unfavorable, but rather on long-term operating results which truly reflect the ability of our executives to manage the Company. Long-term gains in shareholder value will be reflected in executive compensation through our 2006 Long-Term Equity Incentive Plan.

The primary objectives of our compensation program are:

•	to attract and retain the best possible executive talent;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•	to align executive officers’ incentives with increases in shareholder value and the achievement of corporate objectives.

The amount of aggregate compensation is determined by the Compensation committee, which considers the following factors to determine the amount of compensation and combination of elements to pay each Named Executive Officer (“NEO”):

•	Performance against corporate objectives for the year;

•	Value of an individual’s unique skills and capabilities to support our objectives;

•	Contribution as a member of the executive management team; and

•	Relevant market data for comparable positions in comparable companies.

Oversight of Compensation Program

The Compensation Committee of our Board of Directors designs, administers and oversees the compensation policies for the Company’s executive officers and directors. The Compensation Committee is also responsible for approving the equity compensation of executive officers under the Company’s long-term equity incentive plans. The Compensation Committee has reviewed all components of the CEO’s and NEOs’ compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios.

An important aspect of the Compensation Committee’s responsibilities relates to the determination of compensation for company executives, including the Chief Executive Officer. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. For the past several years, the Committee has retained Mercer Human Resource Consulting (“Mercer”) as its third party advisor. In this capacity, Mercer reports directly to the Compensation Committee, and the Compensation Committee directs Mercer’s work. In 2007, the Compensation Committee directed Mercer to provide assistance with certain aspects of the Company’s executive compensation disclosure but did not request an updated market study given the limited amount of time which has passed since the 2006 study was completed and the limited extent of changes to the executive pay program being contemplated in 2007. Accordingly, the 2006 competitive market study continued to be used by the Compensation Committee as a basis for its 2007 decision making.

Determining Executive Compensation

Peer Group Analysis. In making compensation decisions with respect to the total compensation opportunity provided to the Company’s NEOs, the Compensation Committee considers the competitive market for executives and compensation levels provided by comparable companies to similarly situated executives and seeks to provide compensation that is in the competitive range of compensation observed in the marketplace. In determining the total compensation package for the executive officers, the Compensation Committee, with the assistance of independent consultants in 2006, considered national and industry salary surveys giving consideration to a “Peer Group.” The Peer Group included the following companies: Transaction Systems Architects, RSA Security, Inc., Akamai Technologies, Verisign Inc., Total System Services Inc., Global Payments, Inc., Checkfree Corp, Ipayment, Inc., Efunds Corp, Verifone Holdings, Inc., Tibco Software, Inc., Openwave Systems, Inc., CSG Systems Intl. Inc., TNS, Inc., Digital Insight Corp., Open Solutions, Inc. and Intervoice, Inc. The 17 companies, referred to herein as the Peer Group, were selected based on a variety of criteria including industry focus, company size, and profitability. In terms of size, the peer companies ranged from approximately half to four times the size of the Company as measured by annual revenues, total assets, and market capitalization; with median Peer Group statistics that were close to the Company’s size and profitability.

In addition to market pay data from peer companies, the Company utilized executive compensation surveys to obtain market pay data for comparable positions in similar companies. As further described below, we also used country or region specific surveys for certain of our executives who are not located in the United States.

Competitive and Pay-for-Performance Analysis. In 2006, the Compensation Committee instructed Mercer to provide competitive and “pay-for-performance” compensation analysis to the Compensation Committee for use in determining the pay of the CEO and other senior executive officers and to insure that our overall executive compensation program was aligned with shareholder interests. One of the initial forms of analysis Mercer conducted was to review the Company’s use of competitive pay data related to setting salaries, targeting annual incentive award opportunities and targeting long-term incentive grants. This independent analysis confirmed that the Company’s use of compensation data and its method of calculating equity values are both reasonable and generally consistent with the practices of other companies.

The Compensation Committee last conducted the Peer Group and Competitive and Pay-for-Performance analyses in 2006 with respect to compensation for the Company’s executive officers, and did not do so in 2007 because the Compensation Committee believes it is not necessary to extensively review compensation practices of peer companies on an annual basis in order to maintain a competitively attractive compensation program.

Named Executive Officers’ Role in Determining Compensation. The compensation of our NEOs is reviewed and approved annually by the Board of Directors upon the recommendation of the Compensation Committee. The Compensation Committee considers the views and recommendations of our Chief Executive Officer and Chief Human Resources Officer in making compensation decisions affecting other executive officers. The Chief Executive Officer’s and Chief Human Resources Officer’s roles in recommending compensation programs is to develop and recommend appropriate performance measures and targets for individual compensation levels and compile competitive benchmark data as described above. For example, in 2007, our Chief Human Resources Officer presented benchmark data to the Compensation Committee as described below with respect to the compensation decisions for Messrs. Bergen Henegouwen, Cheung and Hitchcock. The Chief Executive Officer and Chief Human Resources Officer do not participate in the discussions or decisions regarding their compensation.

Performance Review. Key goals and objectives for each executive are established at the beginning of each year. These goals and objectives include specific quantitative measures as well as qualitative measures such as leadership, development of strategic and operational plans, development of new market opportunities and process improvements. The Compensation Committee, along with the Board of Directors, reviewed each executive’s performance relative to the key goals and objectives at year end.

Executive Compensation Programs

Our executive officer compensation (which as more fully described below) consists of:

•	Base salary;

•	Annual incentive compensation; and

•	Long term equity incentive compensation.

In addition we have entered into an employment agreement with each of the NEOs that provides for severance upon certain termination events. Each of these elements is discussed in more detail below:

Base Salary. We provide a base salary to attract and retain executive officers and compensate them for their services during the year. The level of base salary paid to the executive officers of the Company is determined, in part, on market data provided in the 2006 competitive market study. Salary ranges and individual salaries for senior executives are reviewed annually. In determining individual salaries, the Compensation Committee considers the scope of job responsibilities, business performance, individual performance, subjective assessments, external labor market conditions, company performance and other factors when determining salary adjustments.

The Compensation Committee generally seeks to target base salaries for executive officers between the 50th and 75th percentile of the market data previously considered by the Company as provided in the 2006 competitive market study, taking into account the nature of the position, the responsibilities, skills and experience of the executive and his or her performance. Based on guidance from Mercer, the Compensation Committee considers compensation to be competitive and aligned with the Company’s pay strategy if it falls within +/- 20% of the targeted positioning (i.e., if the “Market Position Relative to the 50th Percentile” is between 80% and 120% of the 50th percentile). Furthermore, the Compensation Committee considers the targeted positioning in aggregate for the group of NEOs. This allows the Compensation Committee necessary flexibility to make pay decisions reflecting factors beyond market data while adhering to the overall pay strategy.

During 2007, the Compensation Committee considered the base salary of the NEOs based on previously provided benchmark data provided in the 2006 competitive market study. Two of the five NEO’s have a base salary aligned (based on the standard described above) with the target positioning between the 50th and 75th percentile of the benchmark data previously provided by Mercer in 2006, which was comprised of a blend of published executive compensation survey data and Peer Group data. The published survey data for U.S. positions was obtained from various compensation surveys, including Mercer’s Americas Executive Remuneration Database (AERD), Watson Wyatt’s Report on Top Management’s Compensation and Radford’s executive compensation survey data base, in each case as of 2006.

The following table provides the market positioning of each NEO’s current salary relative to the 2006 competitive market survey results:

Named Executive Officer	Market Position Relative to 50th Percentile	Market Position Relative to 75th Percentile
Tony Holcombe	98%	82%
David Hitchcock	121%	107%
Paul Wilcock	109%	99%
Eugene Bergen Henegouwen	139%	123%
Raymond Cheung	139%	118%

Mr. Hitchcock was hired on June 4, 2007. Although the Compensation Committee reviewed and considered the competitive market when establishing his base salary, the Committee also considered other factors such as his salary level with his former employer, his experience, his ability to make an immediate contribution to Syniverse, and the need to successfully fill this position on a timely basis. Accordingly, the Compensation Committee determined that the approved salary level was necessary and appropriate to successfully recruit this highly-qualified candidate.

Mr. Bergen Henegouwen’s salary is actually denominated in Euros and was increased from €250,000 to €300,000 in 2007. The Compensation Committee determined the level of Mr. Bergen Henegouwen’s base salary was appropriate based upon his geographic location, the strategic importance of the markets in Europe, the Middle East, and Africa to the Company, the competitiveness of the local labor market, his depth and breath of relevant experience, and the desirability of maintaining stability in a key overseas leadership position.

Mr. Cheung’s salary is denominated in US Dollars and was increased from $217,431 in 2006 to $300,000 in 2007. Mr. Cheung was the principle executive at ITHL when it was acquired by the Company and had considerable equity in ITHL. The Compensation Committee thought it was imperative to provide Mr. Cheung with a very competitive salary to encourage him to stay with the Company and to recognize the increased role he would take in growing the strategically important Asia Pacific Region for the Company. Mr. Cheung was promoted to Executive Vice President recognizing the strategic importance of his leadership in the Asia Pacific Region for the Company.

Based on these factors, the following salary adjustments were approved by the Compensation Committee in 2007:

Name and Principal Position	December 31,
	2006 Salary	2007 Salary	Percent Change

Tony G. Holcombe	$500,000	$500,000	0.0%
President & Chief Executive Officer

David W. Hitchcock	$—	$350,000	N/A
Executive Vice President & Chief Financial Officer

Eugene Bergen Henegouwen(1)(2)	$393,500	$472,000	19.9%
Executive Vice President and Managing Director, Europe, Middle East, and Africa

Raymond Cheung(3)	$217,431	$300,000	38.0%
Executive Vice President , Chief Executive Officer, Asia Pacific

Paul Wilcock	$300,000	$300,000	0.0%
Former Chief Technology Officer(4)

(1)	Mr. Bergen’s base salary was increased from €250,000 in 2006 to €300,000 at the February 22, 2007 Compensation Committee meeting due to his promotion to Executive Vice President and Managing Director, Europe, Middle East, and Africa.
(2)	The conversion rate was $1.574 dollars per Euro.
(3)	Mr. Cheung’s base salary was increased from $217,431 in 2006 to $300,000 at the February 22, 2007 Compensation Committee meeting due to his promotion to Executive Vice President, Chief Executive Officer, Asia Pacific.
(4)	As of March 31, 2008, Mr. Wilcock was no longer with the Company.

Annual Incentive Compensation. The purpose of the annual incentive plan is to reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards that vary according to performance. Bonuses under the plan are payable in cash and are significantly conditioned upon two corporate financial measures. Eighty percent (80%) of each NEO’s annual incentive plan compensation is conditioned upon the Company achieving net revenue and adjusted EBITDA performance targets more fully described below. The remaining twenty percent (20%) is based on the NEO achieving individual performance objectives. The Compensation Committee also may adjust annual incentive compensation based on individual performance ratings.

The Company’s net revenue goal for 2007 was $330 million and its adjusted EBITDA goal was $127 million. The annual incentive plan allows for bonus payments if the Company achieved 98.5% of the net revenue goal and 98.4% of the adjusted EBITDA goal. For purposes of determining whether these targets have been achieved, the net revenue target is calculated in accordance with GAAP, and the adjusted EBITDA target is calculated by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, loss on extinguishment of debt, headquarters facilities move expenses, the transition expenses of integrating the IOS North America business, loss from disposal of assets, SFAS 123R non-cash compensation, data processing contract termination fee, litigation settlement and less non-operating gains. Bonuses are a percentage of the executive’s base salary. In 2007, bonus potential ranged from 0% to 100% of NEO base salaries.

The table below sets forth the percentage of each NEOs base salary payable upon the Company achieving the financial performance goals described above and assuming a full award for the portion based on individual strategic objectives.

	Threshold	Target	Maximum
Performance Range ($ Millions)
Net Revenue	$325	$330	$335
Adjusted EBITDA	$125	$127	$130

Payout Range (% of Base Salary)
Tony Holcombe	45.0%	60.0%	100.0%
David Hitchcock	45.0%	60.0%	72.0%
Eugene Bergen Henegouwen	37.5%	50.0%	60.0%
Raymond Cheung	25.0%	50.0%	91.6%
Paul Wilcock	37.5%	50.0%	60.0%
Raymond Lawless	37.5%	50.0%	60.0%

For 2007, the individual key goals and objectives for the NEOs were as follows:

•

Tony Holcombe—Mr. Holcombe’s individual objectives were comprised of: growth objectives such as execution of market expansion strategy for existing services and new services for existing and new customers, achieving quality objectives such as redesigning operations for enhanced quality and efficiency and pursuing global capabilities that increase expertise and reduce cost, achieving human resources objectives which focused on filling key management positions and upgrading the executive team, achieving financial objectives such as ensuring the Company is Sarbanes-Oxley compliant, achieving community objectives such as implementing “Amber Alert” , and acquiring and closing the acquisition of BSG Wireless.

•

David Hitchcock—Mr. Hitchcock’s individual objectives were comprised of: completing the closure of the BSG Wireless acquisition, completing the 2007 secondary stock offering, completing the new credit facility agreement, ensuring Sarbanes-Oxley compliance, preparation of the 2008 budget and achieving forecasting accuracy.

•

Eugene Bergen Henegouwen—Mr. Bergen Henegouwen’s individual objectives were comprised of: securing strategic customers, filling open staff positions, achieving specified sales results versus sales targets, the implementation of new services and assisting in the BSG Wireless acquisition.

•	Raymond Cheung—Mr. Cheung’s individual objectives were comprised of: securing strategic customers, filling open staff positions, achieving specified sales results versus sales targets, completion of the integration of the Asia Pacific team, achieving employee stability, achieving expense controls, cross selling in Asia Pacific, and expanding into India and China.

•

Paul Wilcock—Mr. Wilcock’s individual objectives were comprised of: achieving improved service quality, achieving cost management objectives, implementation of new clients, developing an offshore technology plan, and developing a global support plan. As of March 31, 2008, Mr. Wilcock was no longer with the Company.

•

Raymond Lawless—Mr. Lawless’s individual objectives were comprised of: participating in the BSG Wireless acquisition, achieving forecasting accuracy, preparation of the 2007 budget, ensuring Sarbanes-Oxley compliance, resolution of billing issues, and implementation of a redesigned financial reporting presentation. As of May 31, 2007, Mr. Lawless was no longer with the Company.

If corporate financial performance thresholds are achieved, an individual’s annual incentive award can be impacted by individual performance, subjective assessments and other factors. When the corporate financial performance thresholds are achieved, the Compensation Committee retains the flexibility to consider these factors to increase or decrease incentive amounts, if in its judgment, such adjustments would better align compensation and performance for a particular individual.

Individual performance targets are set at the beginning of each calendar year. The Chief Executive Officer qualitatively assesses each individual’s performance against the relevant targets, presents and discusses those assessments with the Board of Directors, which subsequently engages in a further qualitative assessment of the individual performances. The Board of Directors qualitatively assesses the Chief Executive Officer’s performance against the relevant targets. The Compensation Committee believes that the ability to use qualitative factors in this manner improves the correlation between an individual’s compensation and performance.

The Company’s policies and plan designs allow the Compensation Committee to exercise discretion when determining individual incentive compensation awards. Although discretion can be exercised under any circumstance to reduce award levels, the Compensation Committee exercises discretion to increase award levels only if threshold levels of corporate performance are achieved.

The Company performed extremely well in 2007. Total revenues for the year were $377.5 million and adjusted EBITDA was $155.9 million. These performance results exceeded the maximum performance goals for the Company in 2007. Individually and collectively the executives also performed at a very high level in 2007, achieving the maximum performance goals established for them at the beginning of the year under the annual incentive plan. As a result, payouts to the NEOs under the 2007 annual incentive plan were at maximum payout levels. This is in sharp contrast to 2006, when minimum performance goals were not achieved and no annual incentive compensation awards were provided to the NEOs.

In evaluating the incentive payout levels in relation to the Company’s performance and each executive’s contribution during the year, the Compensation Committee decided to apply its discretion under the plan design to increase incentive awards for certain participants. In exercising this discretion, the Compensation Committee considered each executive’s overall performance rating under the Company’s performance management system, which measures and assesses a broader array of performance factors and objectives than are typically included in the individual component of the annual incentive plan. The following table provides the breakdown between the payouts applicable to the annual incentive plan design and the payouts applicable to the Compensation Committee’s discretion:

Named Executive Officer	Plan Design	Discretionary	Total
Tony Holcombe	$360,000	$65,000	$425,000
David Hitchcock	$252,000	$63,000	$315,000
Eugene Bergen Henegouwen	$265,122	$66,281	$331,403
Paul Wilcock	$123,750	$0	$123,750
Raymond Cheung	$76,947	$0	$76,947

Long-Term Equity Incentive Plan. The Compensation Committee believes that long-term equity compensation performs an essential role in retaining executives and providing them long-term incentives to maximize shareholder value. The Company’s 2006 Long-Term Equity Incentive Plan provides, among other things, that stock options and non-vested stock awards may be granted to the Chief Executive Officer, executive officers, and other key associates who contribute to the long-term success of the Company.

Development of the Plan. During 2006, our Chief Executive Officer recommended two alternative proposals for a long-term equity incentive plan, based on management levels, for executives and employees other than himself and the allocation between the form of awards (i.e. options and restricted stock) to the Compensation Committee. The Chief Executive Officer’s recommendation was based on:

•	survey and market data for comparable positions in comparable companies;

•	the estimated grant date value of options and restricted shares;

•	the intended grant frequency of the restricted stock portion;

•	the performance of the Company;

•	internal equity among the executive positions;

•	accounting costs;

•	impact on annual grant rate and equity overhang; and

•	the impact on shares available for grant under the equity plan.

The two alternative proposals recommended by our Chief Executive Officer provided for a five (5) year equity award program. In addition, these proposals delineated the amount of long-term awards based upon a person’s position in the Company (e.g. vice president, executive vice president, etc.) and did not take into account individual performance. One proposal provided for stock option grants and restricted stock to executive officers and restricted stock to lower level executives and directors, while a second plan provided for stock option grants and restricted stock to executive officers, lower level executives and directors. The Compensation Committee evaluated the Chief Executive Officer’s proposals in light of the factors described above and data and analysis compiled by the Company and reviewed by outside consultants, including Mercer. Based on this evaluation, the Compensation Committee approved the first proposal, as modified by the Compensation Committee, which they determined appropriately addressed the goals of retaining executives and providing them long-term incentives to maximize shareholder value, and based in part to what was viewed as a more favorable anticipated burn rate, overhang and run rate of the proposal.

With respect to long-term equity awards to the Chief Executive Officer, the Compensation Committee, without the Chief Executive Officer’s participation, considered analysis prepared by the Company and reviewed by outside consultants, survey and market data for comparable positions, that the award would be part of a five (5) year equity program, and the factors described above. Based on this information, the Compensation Committee made its determination of the appropriate long-term equity incentive award for the Chief Executive Officer.

Pursuant to the Company’s 2006 Long-Term Equity Incentive Plan, targeted long-term incentive compensation for 2007 was delivered in the form of non-qualified stock options and non-vested stock grants and will also be delivered in this form in 2008. As described above, the Compensation Committee determines the number of incentive awards granted to our NEOs based on the executive’s level at the Company. In respect to long-term incentives, individual performance and other subjective factors are not taken into consideration in granting these awards and they vest based on continued service over time with the company. For instance, while the Compensation Committee may exercise discretion with respect to base salary for the purpose of attracting executives to the Company, the Compensation Committee typically does not exercise discretion with respect to the number of incentive awards granted to a new executive.

The Company’s long-term equity incentive program is structured to provide designated grants by executive level within the organization. This structured program consists of a fixed number of restricted shares granted once upon entering the program and a fixed number of stock options granted annually over five years (with the first grant occurring upon entering the program and each annual grant occurring over the next four years). The Compensation Committee believes this approach creates strong performance and retention incentives and is relatively simple to explain and administer.

When the program was established, the fixed grant levels were developed in part by consideration of competitive market data provided by the Human Resource department for long-term incentive award levels in similar size technology companies as reported in the Radford Compensation Survey. In the subsequent Mercer analysis, the annualized value of the fixed grant guidelines were compared to market using a blend of Peer Group and published survey data. In order to allow for appropriate comparisons to market, Mercer annualized the grant value by including 20% of the restricted stock grant value and 100% of the stock option grant value. This reflects the annualized value of the equity grant structure because the restricted stock awards are only granted once over the five year period and therefore need to be annualized over this period of time.

The Compensation Committee approves all long-term incentive awards. During 2007, the Compensation Committee approved awards of options, which vest ratably over three years, to purchase 686,700 shares of the Company’s common stock and 334,000 shares of restricted stock, which vest ratably over five years. In terms of the NEO, Mr. Holcombe was granted 100,000 options. Mr. Wilcock was granted 40,000 options. Mr. Bergen Henegouwen was granted 15,000 restricted shares and 40,000 options. Mr. Cheung was granted 40,000 restricted shares and 40,000 options. Mr. Hitchcock was granted 60,000 restricted shares and 40,000 options.

The following table provides the market positioning of the Company’s grant structure for each NEO using the methodology described above:

Named Executive Officer	Market Position Relative to 50th Percentile	Market Position Relative to 75th Percentile
Tony Holcombe	94%	51%
David Hitchcock	107%	59%
Paul Wilcock	142%	83%
Eugene Bergen Henegouwen	125%	82%
Raymond Cheung	96%	62%

As the table above illustrates, the grant structure is generally positioned between the 50th and 75th percentile for the NEOs.

Mr. Holcombe’s and Mr. Wilcock’s grants were part of the Company’s annual grant process. Mr. Bergen Henegouwen and Mr. Cheung were promoted to Executive Vice President in 2007 and were granted restricted shares and options consistent with an Executive Vice President level position. Mr. Hitchcock’s restricted shares and options were granted as part of his employment agreement and were based on the 2006 market survey.

We make no attempt to influence executive compensation by timing the stock option grants in coordination with disclosure of material information to the public which may result in an increase or decrease of the stock price. The exercise price of stock options granted under the 2006 Long-Term Equity Incentive Plan is the closing price of the Company common stock on the grant date (in cases where they are being offered to a potential employee prior to his or her hire, the date of hire is the grant date). When an option is granted the exercise price may not be less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant.

Perquisites. We do not currently provide a pension plan (except as described in footnote (1) under the Pension Benefit Table), deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. The employee benefit plans provided in 2007 included the following:

•

We sponsor a 401(k) plan. All employees who participated in the 401(k) plan received a 2% core contribution and a 3% company match assuming they contribute at least 4% to the plan, up to the federal limit.

•

We maintain health, dental and insurance plans. All employees, including executives, pay a portion of premiums due for health coverage. We also provide basic employee life insurance and accidental death and dismemberment coverage of the lesser of 1 time’s base salary or $350,000 as well as short-term disability coverage at no cost to the employee.

Post-Employment Compensation Arrangements Arising From a Change in Control

The Compensation Committee believes that change-in-control agreements should be provided only for executive positions that can materially affect the consummation of a change-in-control transaction and that are likely to be materially affected by a change-in-control. Included in the terms of certain of our NEOs employment agreements are provisions that provide benefits to such NEOs in the event of a change in control.

These agreements are consistent with the Compensation Committee’s overall objective of aligning executive and shareholder interests in that they provide adequate protection to these individuals in the event of job loss following a transaction. Absent these protections, the executives may not pursue certain transactions that would benefit shareholders due to the negative personal consequences of job loss. In addition, these provisions enhance the Company’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years.

The terms of these programs were based on prevailing practices at the time the agreements were entered into; as well as competitive pressures in securing the candidates’ employment. There are no cash payouts under these change-in-control agreements other than the potential for a market-competitive severance payment following an involuntary termination of employment or a voluntary resignation for “good reason” within a specified time of a change-in-control. In addition to a potential severance payment upon separation from service, any remaining vesting period on outstanding equity-based compensation awards is accelerated by the change-in-control event itself.

The Compensation Committee considers each compensation decision in the context of total compensation. These change-in-control agreements are a component of total compensation and therefore are considered by the Compensation Committee’s in its decision making process. To date, the Compensation Committee has not made any positive or negative adjustment to another pay component in direct reflection of these agreements.

Change-in-control means any transaction or series of transactions pursuant to which any person or group of related persons, other than the certain specified investors or their affiliates, in the aggregate acquire(s):

•

beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of equity securities of the Company or possessing the voting power (other than voting rights accruing only in the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, security holder or voting agreement, proxy, power of attorney or otherwise) or

•	all or substantially all of the Company’s assets determined on a consolidated basis; provided that a public offering shall not constitute a Change-in-control.

The following table shows the estimated value of benefits to the NEOs under the employment agreements applicable to them if a change of control occurred on and a right to receive change in control benefits and severance were triggered as of December 31, 2007.

COMPONENTS

Name and Principal Position (a)	Salary ($) (b)	Targeted Bonus ($) (c)	Benefits ($) (1) (d)	Option shares (e)	Value of Option Shares ($) (2) (f)	Restricted Shares (g)	Value of Restricted Shares ($) (2) (h)	Total Benefits ($) (i)
Tony G. Holcombe(3) President & Chief Executive Officer	$500,000	$300,000	$13,742	172,173	$609,216	80,000	$1,004,184	$2,427,142

David W. Hitchcock Executive Vice President and Chief Financial Officer	$350,000	$210,000	$13,742	40,000	$160,322	60,000	$687,658	$1,421,722

Paul A. Wilcock(3) Former Chief Technology Officer	$150,000	$—	$—	—	$—	—	$—	$150,000

Eugene Bergen Henegouwen(3)	$236,000	$—	$—	—	$—	—	$—	$236,000
Executive Vice President and Managing Director, Europe, Middle East and Africa

Raymond Cheung Executive Vice President, Chief Executive Officer, Asia Pacific	$150,000	$—	$—	—	$—	—	$—	$150,000

(1)	Benefits represent COBRA payments as stipulated in employee contract agreement.
(2)	The amounts in this column represent the calculated value of unvested option shares and restricted shares that would vest in the event of a change in control, priced in accordance with SFAS 123R as of December 31, 2007.
(3)	Assumes termination without cause after a change in control under existing employment agreements (or, in the case of Mr. Holcombe, the NEO terminates employment for good reason).

Chief Executive Officer Compensation

The chief executive officer’s compensation package is determined using the Company’s guiding principles as described above. Mr. Holcombe’s initial annual base salary was set forth in his senior management agreement with the Company entered into in January 9, 2006. Mr. Holcombe’s 2007 base salary of $500,000 is within the median base salaries paid to individuals in similar positions in our Peer Group. Mr. Holcombe’s total cash compensation (base salary, annual incentive) is within the 50th percentile in total cash compensation paid to individuals in similar positions in similar sized companies in our Peer Group. On March 24, 2008 Mr. Holcombe’s salary was increased to $535,000 based on his outstanding performance in 2007 as determined by the Compensation Committee.

Equity Compensation

Stock Option Plans. On May 16, 2002, our Board of Directors adopted a Founders’ Stock Option Plan for non-employee directors, executives and other key employees of Syniverse Inc. In addition, the Board of Directors adopted a Directors’ Stock Option Plan on August 2, 2002, which provides for grants to independent directors to purchase 20,000 shares upon election to the board. The plans have a term of five years and provided for the granting of options to purchase shares of Syniverse Inc.’s non-voting Class B common stock. As part of our initial public offering, we reclassified the Class B common stock into our common stock and hence all of our options now provide for purchase of our common stock.

Under the plans, the options have or will have an initial exercise price based on the fair value of each share, as determined by the Board. The per share exercise price of each stock option will not be less than the fair market value of the stock on the date of the grant or, in the case of an equity holder owning more than 10% of the outstanding stock of Syniverse Inc., the price for incentive stock options is not less than 110% of such fair market value. The Board of Syniverse Inc. reserved 402,400 shares of common stock, par value $.001 per share for issuance under the Founders’ plan and 160,360 shares under the Directors’ plan. We do not currently expect to repurchase shares from any source to satisfy such obligation under the Plan.

Both the Founder’s Stock Option Plan and the Directors’ Stock Option Plan have expired and the Board of Syniverse, Inc. no longer grants options for these plans. There were options to purchase 236,739 shares outstanding under the Founder’s Stock Option Plan and options to purchase 100,240 shares outstanding under the Directors’ Stock Option Plan at December 31, 2007.

All options issued under the plans are presumed to be nonqualified stock options unless otherwise indicated in the option agreement. Each option has an exercisable life of no more than 10 years from the date of grant for both nonqualified and incentive stock options in the case of grants under the Founders’ Stock Option Plan and under the Directors’ Stock Option Plan. Generally, the options under these plans vest 20% after the first year and 5% per quarter thereafter.

2006 Long-Term Equity Incentive Plan. We adopted the 2006 Long-Term Equity Incentive Plan in May 2006 (“Equity Incentive Plan”). The Equity Incentive Plan provides for grants of stock options, restricted stock, restricted stock units and performance awards. Directors, officers and employees of the Company and its subsidiaries, as well as others who engage in services for the Company and its subsidiaries, are eligible for grants under the plan.

The Equity Incentive Plan is intended to foster and promote our long-term financial success and increase shareholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance-related incentives to business performance, encouraging and providing for an ownership interest in the Company, attracting and maintaining qualified personnel by providing incentive compensation competitive with our peer companies and enabling officers and other key employees to participate in our long-term growth and financial success.

The Compensation Committee of our Board of Directors administers the Equity Incentive Plan. Our board also has the authority to administer the plan and to take all actions that the Compensation Committee is otherwise authorized to take under the plan. Grants will be awarded under the Equity Incentive Plan entirely at the discretion of the Compensation Committee.

The terms and conditions of each award made under the Equity Incentive Plan, including vesting requirements, will be set forth consistent with the plan in a written notice to the grantee. Except in limited circumstances, no award under the Equity Incentive Plan may vest and become exercisable within six months of the date of grant, unless the Compensation Committee determines otherwise. As of the year ended December 31, 2007, 867,700 options outstanding, which vest 33 1/3% per year, were granted to certain executive officers. As of the year ended December 31, 2007, 796,000 unvested restricted shares outstanding, which vest 20% per year, were granted to certain executive officers and other employees.

Pursuant to the terms of the Equity Incentive Plan, the Compensation Committee may not gross-up any grant under the Equity Incentive Plan for tax purposes or “reprice” any option or stock appreciation right (SAR), without prior shareholder approval, if the effect of such repricing would be to decrease the exercise price per share applicable to such option or SAR. The Company is prohibited under the Equity Incentive Plan from loaning any funds to any grantee for the purpose of paying the exercise price or base price associated with any grant under the Equity Incentive Plan or for the purpose of paying any taxes associated with the exercise or vesting of any grant under the Equity Incentive Plan. In addition, the Compensation Committee may not grant to any one grantee in any one calendar year shares of restricted stock, restricted stock units or performance shares to purchase a number of shares of common stock in excess of 200,000 shares.

Equity Compensation Plan Information. The following chart sets forth information concerning the equity compensation plans of the Company as of December 31, 2007.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	1,204,679	$13.72	4,202,067
Equity compensation plans not approved by security holders(2)	—	—	—

Total	1,204,679	$13.72	4,202,067

(1)	Consists of the 2006 Long-Term Equity Incentive Plan, Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan. With the approval of the 2006 Long-Term Equity Incentive Plan, options are no longer granted from the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan.
(2)	There are no unapproved equity compensation plans.

Tax Considerations. The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code, which generally limits the annual tax deductibility of compensation paid to each NEO to $1.0 million. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of the Company and its shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Robert J. Marino, Chairman

Collin E. Roche

Jack Pearlstein

EXECUTIVE COMPENSATION TABLES

2007 Summary Compensation Table

The following table provides certain summary information concerning compensation of our named executive officers for the years ended December 31, 2007 and 2006.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)		Stock Awards ($) (6) (e)	Option Awards ($) (6) (f)	Non-Equity Incentive Plan Compensation ($) (7) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (8) (h)		All Other Compensation ($) (i)		Total ($) (j)
Tony G. Holcombe	2007	$500,000	$—		$336,117	$401,760	$425,000	$—		$9,000		$1,671,877
President & Chief	2006	$490,385	$250,000	(1)	$319,699	$224,374	$—	$—		$8,800		$1,293,258
Executive Officer

David W. Hitchcock(2)	2007	$201,923	$350,000	(3)	$89,342	$38,010	$315,000	$—		$8,212		$1,002,487
Executive Vice President & Chief Financial Officer	2006	$—	$—		$—	$—	$—	$—		$—		$—

Raymond L. Lawless(4)	2007	$136,250	$—		$51,984	$30,163	$81,250	$—		$234,313	(9)	$533,960
Former Chief Financial Officer & Secretary	2006	$317,269	$—		$70,758	$53,465	$—	$—		$10,543		$452,035

Eugene Bergen Henegouwen	2007	$398,258	$—		$115,097	$64,612	$331,403	$48,003	(8)	$23,790		$981,164
Executive Vice	2006	$310,574	$—		$44,224	$—	$—	$41,960	(8)	$21,451		$418,209
President and Managing Director, Europe, Middle East and Africa

Paul A. Wilcock(5)	2007	$300,000	$—		$123,579	$122,757	$123,750	$—		$11,250		$681,337
Former Chief Technology Officer	2006	$245,354	$—		$70,758	$53,465	$—	$—		$11,921		$381,498

Raymond Cheung	2007	$287,397	$—		$100,920	$66,679	$76,947	$—		$—		$531,942
Executive Vice President and CEO, Asia Pacific	2006	$197,343	$—		$—	$—	$251,043	$—		$—		$448,386

(1)	Mr. Holcombe was paid a $250,000 signing bonus.
(2)	Mr. Hitchcock was named Executive Vice President and Chief Financial Officer effective June 4, 2007.
(3)	Mr. Hitchcock was paid a $175,000 signing bonus and a $175,000 relocation bonus.
(4)	Mr Lawless resigned effective May 31, 2007.
(5)	Mr. Wilcock resigned effective March 31, 2008.
(6)	The Stock Awards and Option Awards amounts in columns (e) and (f) reflect the dollar amounts recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards pursuant to the Long-Term Equity Incentive Plan and the Non-Employee Directors Stock Option Plan and thus may include amounts from awards granted in and prior to 2007. Assumptions used in the calculation of these amounts are included in footnote 6 to the Company’s audited financial statements for the fiscal year ended December 31, 2007, included in the Company’s Form 10-K filed with the Securities & Exchange Commission on March 14, 2008.
(7)	All named executive officers were eligible for annual non-equity incentive bonuses during 2007.
(8)	The amount in column (h) reflects the increase in the present value of the accumulated benefit for Mr Henegouwen’s Dutch unit linked collective pension plan. Pension premiums are determined by the Ministry of Finance and the plan qualifies for Dutch tax law. The euro to US dollar exchange rates as of December 31, 2007 and December 31, 2006 were used to convert the benefit to US dollars.
(9)	Includes $187,500 in severance, $40,000 in vacation payout and $6,813 in 401(k) company contribution.

2007 Grants of Plan-Based Awards Table

		Board Approval Date (c)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (2) (g)	All Other Option Awards: Number of Securities Underlying Options (#) (2) (h)	Exercise or Base Price of Option Awards ($/Sh) (i)	Grant Date Fair Value of Stock and Option Awards ($) (j)
Name (a)	Grant Date (b)			Threshold ($) (1) (d)	Target ($) (1) (e)	Maximum ($) (1) (f)
Tony G. Holcombe	01/09/2007	01/06/2006	(5)					100,000	$14.25	$547,200
President & Chief Executive Officer	N/A			$225,000	$300,000	$500,000

David W. Hitchcock	06/04/2007	05/21/2007	(6)					40,000	$12.95	$198,332
Executive Vice	06/04/2007	05/21/2007	(6)				60,000			$777,000
President & Chief Financial Officer	N/A			$157,500	$210,000	$252,000

Raymond L. Lawless(3)	N/A			$50,781	$67,708	$81,250
Former Chief Financial Officer & Secretary

Eugene Bergen Henegouwen	02/22/2007	02/22/2007						40,000	$14.75	$226,668
Executive Vice	02/22/2007	02/22/2007					15,000			$221,250
President and Managing	N/A			$177,000	$236,000	$283,200
Director, Europe, Middle East and Africa

Paul A. Wilcock(4)	05/11/2007	02/22/2006	(7)					40,000	$12.04	$184,396
Former Chief	N/A			$112,500	$150,000	$180,000
Technology Officer

Raymond Cheung	02/22/2007	02/22/2007					40,000			$590,000
Executive Vice President and CEO, Asia Pacific	02/22/2007	02/22/2007						15,000	$14.75	$85,000
	01/30/2007	01/30/2007						25,000	$14.45	$138,720
	N/A			$75,000	$150,000	$274,800

(1)	These amounts are based on the individual’s 2007 salary and position.
(2)	Represents restricted stock and stock option grants pursuant to the 2006 Long-Term Equity Incentive Plan.
(3)	Mr. Lawless resigned effective May 31, 2007.
(4)	Mr. Wilcock resigned effective March 31, 2008.
(5)	The stock option grants and restricted stock grants were initially approved by the Board of Directors and Compensation Committee on January 6, 2006, pursuant to its approval of Tony Holcombe’s employment agreement.
(6)	Mr. Hitchcock’s management agreement, which included provision for grants of restricted stock and options effective on his start date, was approved by the Compensation Committee on May 21, 2007.
(7)	The stock option grants were initially approved by the Board of Directors and Compensation Committee on February 22, 2006 as part of the five year equity award program for executive officers.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisible (b)	Number of Securities Underlying Unexercised Options (#) Unexercisible (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($) (j)
Tony G. Holcombe	—	100,000	(2)		$14.25	01/09/2017	80,000	(4)	$1,246,400
President & Chief Executive Officer	33,333	66,667	(2)		$16.60	05/12/2016
	5,500	4,500	(3)		$16.00	02/09/2015
	19,114	1,006	(3)		$12.43	03/12/2013

David W. Hitchcock(5)	—	40,000	(2)		$12.95	06/04/2017	60,000	(4)	$934,800
Executive Vice President & Chief Financial Officer

Raymond L. Lawless(6)	—	—					32,000	(4)	$498,560
Former Chief Financial Officer & Secretary

Eugene Bergen Henegouwen	—	40,000	(2)		$14.75	02/22/2017	35,000	(4)	$545,300
Executive Vice President and Managing Director, Europe, Middle East and Africa

Paul A. Wilcock(7)	—	40,000	(2)		$12.04	05/11/2017	32,000	(4)	$498,560
Former Chief Technology Officer	13,333	26,667	(2)		$16.60	05/12/2016

Raymond Cheung	—	25,000	(2)		$14.45	01/30/2017	40,000	(4)	$623,200
Executive Vice President and CEO, Asia Pacific	—	15,000	(2)		$14.75	02/22/2017

(1)	Market value based on December 31, 2007 closing price of $15.58
(2)	Option awards were granted with a ten year term and vest annually on a ratable basis over a three year period
(3)	Mr. Holcombe’s options expiring on February 9, 2015 and March 12, 2013 were granted under the Non-Employees Directors Stock Option Plan and vest 20% on the first anniversary of the grant date and 5% quarterly thereafter.
(4)	The restricted stock for each named officer vests ratably over a five year period.
(5)	Mr. Hitchcock joined the Company on June 4, 2007.
(6)	Mr. Lawless resigned effective May 31, 2007.
(7)	Mr. Wilcock resigned effective March 31, 2008.

Option Exercises and Stock Vested in Fiscal 2007

The table below shows the number of shares of Syniverse common stock acquired during 2007 upon the exercise of options and on vesting:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Tony G. Holcombe	—	—	20,000	285,000
President & Chief Executive Officer

David W. Hitchcock	—	—	—	—
Executive Vice President and Chief Financial Officer

Raymond L. Lawless	6,233	7,250	8,000	102,400
Former Chief Financial Officer & Secretary

Eugene Bergen Henegouwen	—	—	5,000	64,250
Executive Vice President and Managing Director,
Europe, Middle East and Africa

Paul A. Wilcock	—	—	8,000	102,800
Former Chief Technology Officer

Raymond Cheung	—	—	—	—
Executive Vice President, Chief Executive Officer, Asia Pacific

Pension Benefits

The Company currently does not have a pension plan except in the case of Mr. Bergen Henegouwen, which is required by law. The table below shows the present value of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

2007 Pension Benefits Table

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Tony G. Holcombe		—	—	—
President & Chief Executive Officer

David W. Hitchcock		—	—	—
Executive Vice President and Chief Financial Officer

Raymond L. Lawless		—	—	—
Former Chief Financial Officer & Secretary

Paul A. Wilcock		—	—	—
Former Chief Technology Officer		—	—	—

Raymond Cheung		—	—	—
Executive Vice President, Chief Executive Officer, Asia Pacific

Eugene Bergen Henegouwen	Collectief Pensioen	4	$205,490	—
Executive Vice President and Managing Director, Europe, Middle East and Africa	(Unit linked collective pension plan)(1)

(1)	The pension plan is a unit linked plan, meaning that the payments into the plan are invested in mutual funds during the participant’s employment. At retirement, the mutual funds can only be used to buy an annuity. The retirement date under the pension plan is set at the age 62. Pursuant to Dutch tax law, the pension annuity is capped since the annuity at age 65 cannot be more than 100% of the salary at retirement. If the funds at retirement are higher than what is needed to buy such an annuity, the excess is either taxed at retirement or can be used to buy a fixed indexation of the pension annuity. Since the retirement date is set at age 62 instead of 65, the pension cap will need to be recalculated (reduced) actuarially at retirement. The plan qualifies as a qualified pension plan under Dutch tax law. The payments (pension premiums) are determined by the Ministry of Finance. Certain pension plan benefits will continue if Mr. Bergen Henegouwen becomes disabled.

2007 DIRECTOR COMPENSATION

Pursuant to the Syniverse Holdings, Inc. 2003 Non-Employee Director Compensation Plan, as amended and restated and in effect as of the date of this proxy statement, each non-employee and non-equity investor director receives $50,000 as an annual retainer. The Chairman of the Board receives an additional $50,000 annual retainer. In addition, the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are entitled to additional annual retainers of $20,000, $15,000 and $10,000, respectively. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee who are not chairmen of the committees is entitled to additional annual retainers of $10,000, $7,500 and $5,000, respectively.

During 2006, until the 2003 Non-Employee Director Compensation Plan was amended as described below, a non-employee and non-equity investor director was entitled to $40,000 as an annual retainer. In March 2006, the 2003 Non-Employee Director Compensation Plan was amended and restated to increase the annual retainer to $50,000. Each of the members of the Audit Committee became entitled to an additional annual retainer of

$5,000. In addition, the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee became entitled to additional annual retainers of $15,000, $10,000 and $5,000, respectively. The Compensation Committee generally seeks to set director compensation between the 50th and 75th percentile of the Company’s Peer Group of companies.

In late 2006, the Compensation Committee engaged Mercer to provide competitive pay data on outside director compensation levels and to recommend any changes that should be considered to the program design or pay levels. In conducting this analysis, Mercer relied on the same Peer Group that is used as part of the executive compensation review process. Based partly on Mercer’s analysis and recommendations, the following changes were made to the outside director pay program in 2007:

•	Increasing the annual Audit Committee member retainer to $10,000 (from $5,000 previously);

•	Adding an annual Compensation Committee member retainer of $7,500 ;

•	Adding an annual Nominating and Corporate Governance member retainer of $5,000;

•	Increasing the annual Audit Committee Chairman retainer to $20,000 (from $15,000 previously);

•	Increasing the annual Compensation Committee Chairman retainer to $15,000 (from $10,000 previously); and,

•	Increasing the annual Nominating and Corporate Governance Committee Chairman retainer to $10,000 (from $5,000 previously).

No changes were made to the annual base retainer for Board members.

Each non-employee and non-equity investor director receives an initial grant of 7,100 shares of restricted stock and 19,000 stock options. For new non-employee and non-equity investor directors, this grant of shares will be the earlier of election to the Board at an annual shareholders meeting or appointment to the Board. Thereafter, each non-employee and non-equity investor director will receive annual grants of 2,700 shares of restricted stock and 7,200 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting. In addition, the Chairman of the board will receive annual grants of 1,000 shares of restricted stock and 2,700 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting. During 2007, Mr. Marino received 8,100 restricted shares and 21,700 stock options as Chairman of the Board. During 2007, Messrs. Few, Lipham, Pearlstein and Samples each received 7,100 restricted shares and 19,000 stock options.

All of our directors are reimbursed for out-of-pocket expenses related to their service as directors.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2007.

Name (a)	Fees Earned or Paid in cash ($) (b)	Stock Awards ($) (1) (c)	Option Awards ($) (2) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Robert J. Marino	$127,500	$12,688	$33,878	$—	$—	$—	$174,066
Odie C. Donald(3)	$17,500	$—	$4,368	$—	$—	$—	$21,868
James B. Lipham	$70,000	$11,123	$43,363	$—	$—	$—	$124,486
Jack Pearlstein	$57,500	$11,123	$43,363	$—	$—	$—	$111,986
Timothy Samples	$52,500	$11,492	$19,673	$—	$—	$—	$83,665
Jason Few	$27,500	$8,097	$13,827	$—	$—	$—	$49,424
David A. Donnini	$—	$—	$—	$—	$—	$—	$—
Collin E. Roche	$—	$—	$—	$—	$—	$—	$—
John C. Hofmann(4)	$—	$—	$—	$—	$—	$—	$—

(1)	The Stock Awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards pursuant to the Long-Term Equity Incentive Plan and thus may include amounts from awards granted in and prior to 2007. As of December 31, 2007, each Director has the following number of restricted shares outstanding: Robert J. Marino—8,100; Odie C. Donald—0; James B. Lipham—7,100; Jack Pearlstein—7,100; Tim Samples—7,100, Jason Few—7,100.
(2)	The Option Awards amounts reflect the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of awards pursuant to the Non-Employee Directors Stock Option Plan and thus may include amounts from awards granted in and prior to 2007. As of December 31, 2007, each Director has the following number of options outstanding: Robert J. Marino—51,820; Odie C. Donald—0; James B. Lipham—39,000; Jack Pearlstein—39,000; Tim Samples—19,000; Jason Few—19,000.
(3)	As of May 9, 2007, Mr. Donald was no longer a member of the Board of Directors for the Company.
(4)	As of May 8, 2008, Mr. Hofmann will no longer be a member of the Board of Directors for the Company.

EMPLOYMENT AND SEVERANCE AGREEMENTS

Tony G. Holcombe

Mr. Holcombe became our President and Chief Executive Officer in January, 2006. Mr. Holcombe’s employment agreement provides that he will receive an annual base salary of $500,000, subject to increase by the Company’s Compensation Committee. For each calendar year of employment, Mr. Holcombe is eligible for an annual bonus equal to 60% of his annual salary based upon the achievement of performance objectives for such calendar year as approved by the Compensation Committee or a maximum annual bonus, as determined by the Compensation Committee, of up to 100% of his annual base salary if the Compensation Committee determines that Mr. Holcombe and the Company have substantially exceeded such performance objectives. For 2007, Mr. Holcombe received an annual bonus of $425,000.

Mr. Holcombe’s employment will continue until (i) he resigns without good reason, (ii) he terminates his employment for good reason, (iii) our Board of Directors decides to terminate his employment with cause, (iv) our Board of Directors decides to terminate his employment without cause, or (v) his disability or death. If his employment is terminated by us without cause or by Mr. Holcombe for good reason or by reason of his death or disability, then we will be obligated to pay Mr. Holcombe or his estate his annual base salary for a one-year period commencing on the date of termination, his bonus for the then current fiscal year and COBRA benefits for a period of one year.

The employment agreement provided that Mr. Holcombe receive a one-time cash signing bonus of $250,000 as compensation or reimbursement for all moving, transition, relocation and legal expenses incurred in connection with the employment agreement and options to purchase an aggregate of 500,000 shares of the common stock of Syniverse Holdings, Inc. and a one-time grant of 100,000 shares of restricted stock. The options will be issued in five equal annual installments beginning on May 12, 2006, and thereafter on the anniversary of his hire date, so long as Mr. Holcombe remains in the employ of the Company on each installment date and each option will vest in three equal annual installments. The shares of restricted stock will vest in five equal annual installments.

Upon the consummation of a sale of the Company, all options and shares of restricted stock that have not yet become vested will automatically become vested at the time of such event, if as of the date of such event, Mr. Holcombe is employed by the Company and, in the event that Mr. Holcombe’s employment is terminated without cause or Mr. Holcombe resigns with good reason within 180 days prior to the date of such event, all options and shares of restricted stock that have not yet become vested will automatically become vested at the time of such event.

In his employment agreement, Mr. Holcombe agrees to limitations on his ability to disclose any of our confidential information, and acknowledges that all inventions relating to his employment belong to us. Mr. Holcombe also agrees not to compete with us anywhere in the world or to solicit our employees for either the period during which he receives severance, if he is terminated without cause or if he resigns for good reason, or for two years after his termination, if he resigns without good reason or if we terminate his employment for cause.

David W. Hitchcock

Mr. Hitchcock became our Chief Financial Officer in June, 2007. Mr. Hitchcock’s employment agreement provides that he will receive an annual base salary of $350,000, subject to increase by the Company’s Compensation Committee. For each calendar year of employment, Mr. Hitchcock is eligible for an annual bonus equal to 60% of his annual salary based upon the achievement of performance objectives for such calendar year as approved by the Compensation Committee. For 2007, Mr. Hitchcock received an annual bonus payment of $315,000.

Mr. Hitchcock’s employment will continue until (i) he resigns without good reason, (ii) he terminates his employment for good reason, (iii) our Board of Directors decides to terminate his employment with cause, (iv) our Board of Directors decides to terminate his employment without cause, or (v) his disability or death. If his employment is terminated by us without cause or by Mr. Hitchcock for good reason or by reason of his death or disability, then we will be obligated to pay Mr. Hitchcock or his estate his annual base salary for a one-year period commencing on the date of termination, a pro rata portion of his bonus for the then current fiscal year and COBRA benefits for a period of one year.

Eugene Bergen Henegouwen

Mr. Bergen Henegouwen has served as Executive Vice President and Managing Director—Europe, Middle East and Africa since February 2007. Mr. Bergen Henegouwen entered into an employment agreement with the Company in May 2003, as amended in February 2005. Mr. Bergen Henegouwen’s annual base salary in 2007 was €300,000. Mr. Bergen Henegouwen is also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee.

For 2007, Mr. Bergen Henegouwen received an annual bonus payment of $331,403. Also in February 2007, Mr. Bergen Henegouwen was granted 15,000 restricted shares, which vest 20% per year, and 40,000 stock options which vest 33 1/3% per year.

Under his employment agreement, if Mr. Bergen Henegouwen’s employment is terminated without cause, he would be eligible to receive an initial severance equal to six months of salary payable in equal installments on the Company’s regular salary payment dates. The Company at its discretion may extend this severance for up to 3 additional six month periods.

Raymond Cheung

Mr. Cheung has served as Executive Vice President and Chief Executive Officer—Asia Pacific since February 2007. Mr. Cheung entered into an employment agreement with the Company in June 2006. Mr. Cheung’s annual base salary in 2007 was $300,000. Mr. Cheung is also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2007, Mr. Cheung received an annual bonus payment of $76,947. In January 2007 Mr. Cheung was granted 25,000 stock options which vest 33 1/3% per year. Also in February 2007, Mr. Cheung was granted 40,000 restricted shares, which vest 20% per year, and 15,000 stock options which vest 33 1/3% per year.

Under his employment agreement, if Mr. Cheung’s employment is terminated without cause, the Company would need to provide six months prior notice.

Paul A. Wilcock

Mr. Wilcock has served as Chief Technology Officer since March 2004. Mr. Wilcock entered into an employment agreement with the Company in February 2002, as amended in February 2005. Mr. Wilcock’s annual base salary in 2007 was $300,000. Mr. Wilcock is also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2007, Mr. Wilcock received an annual bonus payment of $123,750.

Under his employment agreement, if Mr. Wilcock’s employment is terminated without cause, he would be eligible to receive an initial severance equal to six months of salary payable in equal installments on the Company’s regular salary payment dates. The Company at its discretion may extend this severance for up to 3 additional six month periods. In January 2008, Mr. Wilcock announced his intention to leave the Company on March 31, 2008.

In connection with Mr. Wilcock’s departure, he and the Company entered into a separation agreement, pursuant to which Mr. Wilcock will serve as a consultant to the Company for twelve months following his separation date of March 31, 2008. During the consulting period, Mr. Wilcock will be compensated at a rate equal to his annual base salary in effect as of his separation date. Mr. Wilcock will be entitled to receive, in accordance with the Company’s policies, the cash value of any vacation days and paid time-off accrued but unused as of his separation date and, if the Company pays bonuses for the 2007 fiscal year, he will be eligible to receive (on a pro rata basis based upon the portion of the year that elapsed from January 1, 2008 up to March 31, 2008 a bonus payment in accordance with the terms of his senior management agreement. In addition, under the terms of his separation agreement, all unvested options and restricted shares previously granted to Mr. Wilcock will be forfeited (other than options to purchase 13,333 shares due to vest May 11, 2008, options to purchase 13,333 shares due to vest May 12, 2008 and 8,000 restricted shares due to vest June 6, 2008 which will vest as of his separation date). The options for which vesting was accelerated pursuant to his separation agreement will expire on December 31, 2008.

Raymond L. Lawless

Mr. Lawless served as Chief Financial Officer from February 2002 to May 2007. Mr. Lawless entered into an employment agreement with the Company in February 2002, as amended in February 2005. Mr. Lawless’ annual base salary in 2007 was $325,000. Mr. Lawless was also eligible to earn targeted annual bonuses of up to 50% of annual base salary based upon the achievement of performance objectives as approved by the Compensation Committee. For 2007, Mr. Lawless received an annual bonus payment of $81,250.

Mr. Lawless announced his intentions to leave the Company by May 31, 2007. In connection with Mr. Lawless’ resignation, he and the Company entered into a separation agreement, pursuant to which Mr. Lawless served as a consultant to the Company for twelve months following his separation . During the consulting period, Mr. Lawless was compensated at a rate equal to his annual base salary in effect as of his separation date. All unvested options and restricted shares previously granted to Mr. Lawless were forfeited (other than options due to vest May 12, 2007 and restricted shares due to vest June 6, 2007 which vested as of his separation date). Additionally, under certain circumstances, if the Company accelerates the vesting of options outstanding under the 2006 Long-Term Equity Incentive Plan within one year of Mr. Lawless’ separation date, he may be able to participate in the acceleration.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Audit Committee is comprised of three directors, each of whom the Board has determined to be an independent director as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.syniverse.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and for maintaining effective systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2007 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and an audit of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States), its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with Ernst & Young LLP with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 filed by the Company with the Securities and Exchange Commission.

James B. Lipham, Chairman

Timothy Samples

Jason Few

April 7, 2008

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 24, 2008 by:

•	each shareholder who is known to own beneficially more than 5% of our common stock;

•	each director

•	each of the named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 68,309,253 shares of common stock outstanding at March 24, 2008. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 24, 2008 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or more Shareholders
GTCR Fund VII L.P.(1)(2)	15,920,028	23.3%
GTCR Fund VII/A, L.P.(1)(2)	15,920,028	23.3%
GTCR Co-Invest L.P.(1)(2)	15,920,028	23.3%
GTCR Capital Partners, L.P.(1)(2)	15,920,028	23.3%
GTCR Mezzanine Partners, L.P.(1)(2)	15,920,028	23.3%
GTCR Partners VI, L.P.(1)(2)	15,920,028	23.3%
GTCR Golder Rauner, L.L.C.(1)(2)	15,920,028	23.3%
FMR L.L.C.(3)	4,062,121	5.9%
William Blair & Company, L.L.C.(4)	3,743,559	5.5%

Directors and Executive Officers
Tony G. Holcombe(5)	215,245	*
David A. Donnini(1)(2)	15,920,028	23.3%
Collin E. Roche(1)(2)	15,920,028	23.3%
John C. Hofmann(1)(2)	15,920,028	23.3%
David W. Hitchcock(6)	60,000	*
Paul A. Wilcock(7)	175,456	*
Eugene Bergen Henegouwen(8)	105,978	*
Raymond Cheung(9)	53,333	*
Raymond L. Lawless	191,166	*
Jason Few(10)	7,100	*
James B. Lipham(11)	26,433	*
Robert J. Marino(12)	38,935	*
Jack Pearlstein(13)	26,433	*
Timothy A. Samples(14)	13,433	*
All directors and executive officers as a group (17 persons)	16,999,524	24.9%
Total	68,309,253

*	Less than 1%

(1)	The address of each of GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., GTCR Capital Partners, L.P. and Messrs. Donnini, Roche and Hofmann is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, Illinois 60606.
(2)	Includes 10,289,697 shares of common stock held by GTCR Fund VII, L.P., 5,137,826 shares of common stock held by GTCR Fund VII/A, L.P., 141,239 shares of common stock held by GTCR Co-Invest, L.P., 260,277 shares of common stock held by GTCR Capital Partners, L.P., 89,998 shares of common stock held by GTCR Partners VI, L.P., 116 shares of common stock held by GTCR Mezzanine Partners, L.P., and 875 shares of common stock held by GTCR Golder Rauner, L.L.C. Messrs. Donnini and Roche are principals and Mr. Hofmann is a vice president of GTCR Golder Rauner, L.L.C., which is the general partner of the general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P. and which is the general partner of GTCR Co-Invest, L.P. Messrs. Donnini, Roche and Hofmann each disclaim the beneficial ownership of these shares.
(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2008. The Schedule 13G states that FMR L.L.C. has sole voting and dispositive power over 87,000 shares and shared voting and dispositive power over 4,062,121 shares. The address of FMR L.L.C.82 Devonshire Street, Boston, Massachusetts 02109
(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 9, 2008 by William Blair & Company, L.L.C. The Schedule 13G states that William Blair & Company, L.L.C. has sole voting and dispositive power over 3,743,559 shares. The address of William Blair & Company, L.L.C. is 222 W Adams, Chicago, IL 60606.
(5)	Includes 126,619 shares subject to options held by Mr. Holcombe that are exercisable within 60 days of March 24, 2008.
(6)	Includes 0 shares subject to options held by Mr. Hitchcock that are exercisable within 60 days of March 24, 2008.
(7)	Includes 39,999 shares subject to options held by Mr. Wilcock that are exercisable within 60 days of March 24, 2008.
(8)	Includes 13,333 shares subject to options held by Mr. Bergen Henegouwen that are exercisable within 60 days of March 24, 2008.
(9)	Includes 13,333 shares subject to options held by Mr. Cheung that are exercisable within 60 days of March 24, 2008.
(10)	Includes 0 shares subject to options held by Mr. Few that are exercisable within 60 days of March 24, 2008.
(11)	Includes 19,333 shares subject to options held by Mr. Lipham that are exercisable within 60 days of March 24, 2008.
(12)	Includes 30,835 shares subject to options held by Mr. Marino that are exercisable within 60 days of March 24, 2008.
(13)	Includes 19,333 shares subject to options held by Mr. Pearlstein that are exercisable within 60 days of March 24, 2008.
(14)	Includes 6,333 shares subject to options held by Mr. Samples that are exercisable within 60 days of March 24, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Agreement

Under the registration agreement entered into in connection with our acquisition from Verizon, the holders of a majority of the GTCR investors’ registrable securities have the right at any time, subject to certain conditions, to require us, to register any or all of our securities under the Securities Act of 1933 on Form S-1, which we refer to as a “long-form registration” at our expense or on Form S-2 or Form S-3, which we refer to as a “short-form registration” at our expense. We are not required, however, to effect any such long-form registration within 90 days after the effective date of a previous long-form registration. In addition, all holders of registrable securities are entitled to request the inclusion of such securities in any registration statement at our expense whenever we propose to register any offering of our equity securities, other than pursuant to a registration on Form S-4 or Form S-8.

Stock Purchase Agreement

We are parties to a stock purchase agreement with Syniverse Holdings, LLC. In connection with our initial public offering and the dissolution of Syniverse Holdings, LLC, we amended the stock purchase agreement to provide that the rights of Syniverse Holdings, LLC under the stock purchase agreement will survive to the benefit of funds affiliated with GTCR.

Pursuant to the amended stock purchase agreement, the GTCR-affiliated funds are permitted to designate a representative to our Compensation and Nominating and Corporate Governance Committees so long as the funds affiliated with GTCR own at least 37.5% of the common stock that they owned immediately following our initial public offering and there is no prohibition against a GTCR designee serving on such committees under applicable law or under the rules of the New York Stock Exchange. The amended stock purchase agreement also requires us to obtain the consent of the GTCR-affiliated funds before issuing stock-based compensation to any of the executive officers with senior management agreements described below. The funds’ rights under this provision will terminate when they cease to own at least 50% of the common stock they owned immediately following our initial public offering. Such termination of rights occurred on November 7, 2007 in connection with the secondary offering of common stock held by the GTCR-affiliated funds.

The amended stock purchase agreement also obligates us to deliver to the GTCR-affiliated funds financial statements, reports by accountants and an annual budget according to a specified schedule. The GTCR-affiliated funds may also inspect our properties, financial and corporate records as well as question our directors, officers, key employees and independent accountants regarding our finances and affairs. In each case, the GTCR-affiliated funds may suspend or terminate such obligations at their election from time to time by written notice.

Senior Management Agreements

Provisions Regarding Stock

In connection with our initial public offering, Syniverse Holdings, LLC was dissolved following the distribution to its members of our outstanding class A cumulative redeemable preferred stock and common stock.

Certain members of our management team, including Messrs. Wilcock, O’Brien, Nelson, Garcia and Bergen Henegouwen, entered into amended and restated senior management agreements on February 9, 2005 pursuant to which they acquired an aggregate of 989,891 shares of Carried Common in return for their common units of Syniverse Holdings, LLC. Their senior management agreements were amended and restated to add us as a party and to provide substantially the same rights, restrictions and vesting schedule as will apply to the shares of our common stock that they will receive under the amended agreements as apply to the Syniverse Holdings, LLC units that they surrendered upon the dissolution of Syniverse Holdings, LLC.

Under the terms of the amended and restated senior management agreements, we may be required to purchase a portion of the executive’s unvested common stock in the event of his termination of employment. In the event of a termination, the purchase price for the unvested common stock will be the lesser of (i) the executive’s “original cost” for such securities and (ii) the “fair market value” (each as defined in the amended and restated senior management agreements) of such securities as of the date of the repurchase notice.

Employment Provisions

Mr. Holcombe

Our senior management agreement with Mr. Holcombe also contains provisions relating to employment. See “Executive Compensation and Other Information—Employment and Severance Agreements” for a description of the employment provisions of Mr. Holcombe’s and other senior management team.

Related Party Approval Policy

The Corporate Governance and Nominating Committee of our Board of Directors is responsible for reviewing our Code of Business Conduct and other similar company codes and policies and for considering questions of possible conflicts of interest and related party transactions involving directors, executive officers, key employees and other “related persons” as defined by Item 404(a) of Regulation S-K. This obligation is set forth in writing in our Corporate Governance and Nominating Committee Charter, a copy of which is available on our Internet website at www.syniverse.com.

There were no relationships or related party transactions that occurred in the fiscal year ending December 31, 2007. We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, to identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our human resources department or our legal department.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to Syniverse in an objective and fair manner.

A copy of our Code of Business Conduct is available on our Internet website at www.syniverse.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2007, all Section 16(a) filing requirements were met, except for Ms. Leigh Hennen and Messrs. Garcia, Bergen Henegouwen, Wilcock who each filed one late Form 4 with respect to a tax withholding transaction; Ms. Leigh Hennen and Mr. Wilcock who each filed one late Form 4 with respect to the acquisition of options under our Long-Term Equity Incentive Plan; and Messrs. Lipham, Marino and Pearlstein who each filed one late Form 4 with respect to the acquisition of restricted stock and options under our Long-Term Equity Incentive Plan.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary at 8125 Highwoods Palm Way Tampa, FL 33647. You may review our filings with the SEC by visiting our website at www.syniverse.com. Our website and the information contained or incorporated therein are not intended to be incorporated into this report.

SHAREHOLDER PROPOSALS FOR 2009

Our 2009 Annual Meeting of Shareholders is expected to be held on or about May 8, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about April 7, 2009. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2009 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2009 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 11, 2008. Any such proposal should be addressed to the Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our Annual Meeting of Shareholders to be held in 2009 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Alternatively, under our Bylaws, if a shareholder does not want to submit a proposal for the 2009 annual meeting for inclusion in our proxy statement under Rule 14a-8, and intends to nominate a person as a candidate for election to the Board directly (rather than through our Corporate Governance and Nominating Committee), the shareholder must submit the proposal or nomination between January 10, 2009 and February 9, 2009. If the date of the 2009 annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the 2008 annual meeting, notice from a shareholder must be so received not later than the 10th day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our stock. We will not entertain any proposals or nominations at the annual meeting that do not meet these requirements. In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after February 24, 2009 of any proposal which a shareholder intends to raise at the 2009 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2009 Annual Meeting may exercise discretionary voting with respect to such proposal.

OTHER MATTERS

We know of no matters to be presented at the Annual Meeting other than those included in the Notice. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By Order of the Board of Directors

/s/ Robert F. Garcia

Robert F. Garcia

Corporate Secretary

Tampa, Florida

April 7, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

SYNIVERSE HOLDINGS, INC.

May 8, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Tony G. Holcombe and Robert F. Garcia, Jr., and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Syniverse Holdings, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 8, 2008, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1.	ELECTION OF DIRECTORS Nominees for directors are:	FOR ALL NOMINEES	WITHHOLD AUTHORITY FOR ALL NOMINEES	FOR ALL EXCEPT: (See instructions below)
	O David A. Donnini O Jason Few O Robert J. Gerrard, Jr. O Tony G. Holcombe O James B. Lipham O Robert J. Marino O Jack Pearlstein O Collin E. Roche O Timothy A. Samples	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

2.	Ratify and approve the selection of Ernst & Young LLP as the independent auditors for Syniverse Holdings, Inc. for 2008.

FOR ☐	AGAINST ☐	ABSTAIN ☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND FOR ITEM 2. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTER AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENTS THEREOF.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned hereby revokes any proxies heretofore given.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder

Date

Signature of Shareholder

Date
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.